First Amendment to the
Amended and Restated Corporate Officers’ Severance Plan

1.	Purpose and Background.
(a)OMNOVA Solutions Inc. (the “Company”) maintains the Amended and Restated Corporate Officers’ Severance Plan, effective April 1, 2018 (the “Plan”), to attract and retain qualified executives for the Company by providing Plan participants with the opportunity to receive severance benefits in the event of certain terminations of employment.
(b)The Company desires to amend the Plan to include a non-competition provision for Participants as a condition to participating and receiving benefits under the Plan.
(c)The Committee approved and adopted this amendment at its meeting held December 18, 2018.
(d)Section 10 of this Agreement permits the Committee to amend the Plan at any time and for any reason.
(e)Capitalized terms used, but not defined, herein have the meanings provided for them in the Plan.
2.Amendment.  The Plan is hereby amended, effective as of December 18, 2018 as follows:
(a)A new Section 6 is hereby added to the plan to read as follows:
“6.    Non-Competition and Non-Solicitation    As a condition to becoming a Participant in the Plan, during a Participant’s employment and for one (1) year following the termination of the Participant’s employment for any reason, the Participant agrees not to, without the prior written consent of the Committee:
(i)    directly or indirectly, engage in, or assist any other person or entity to engage in, any business that competes with any business in which any member of the Company’s, its divisions’, affiliates’, or successors’ (collectively, the “OMNOVA Group”) is engaging, or in which any member of the OMNOVA Group has substantial plans to engage, provided that: (1) this restriction shall not apply to the ownership by the Participant of not more than one percent (1%) of any class of the publicly traded securities of any entity; and (2) following the date of the Participant’s separation from the Company for any reason (including a Qualifying Termination) (such date, the “Separation Date”) this restriction shall not apply to any geographical area where, as of the Separation Date, the OMNOVA Group is not conducting substantial business, is not providing substantial products or services, or did not have substantial plans to provide such products or services; and (3) following the Separation Date this restriction shall not apply to any business acquired or established after the Separation Date by any member of the OMNOVA Group or owned by any acquirer of any member of the OMNOVA Group, which business, in either case, does not compete with any OMNOVA Group business or any business as to which the OMNOVA Group had a substantial plan to enter, as such OMNOVA Group business and plans existed on the Separation Date.
(ii)    directly or indirectly: (1) solicit or seek to entice away from any member of the OMNOVA Group, or offer employment or any consulting or other service arrangement to, or otherwise interfere with the business relationship of any member of the OMNOVA Group with, any person who is employed by any member of the OMNOVA Group; or (2) interfere with the business relationship of any member of the OMNOVA Group with any person or entity who is a customer or client of, supplier to or other party having material business relations with any member of the OMNOVA Group.
(b)All other Plan provisions shall remain in full force and effect.